Tao Minerals Ltd.

80 S.Court St.

Thunder Bay, Ontario P7B 2X4

News Release

Thunder Bay, Ontario, March 7, 2006. /Market Wire/. Tao Minerals Ltd. (the “Company”), (OTCBB: TAOM) today wishes to announce that, as contemplated in its news release disseminated on February 1, 2006, it has executed an Assignment Agreement (the “Definitive Agreement”), with Primecap Resources Inc., of Las Vegas, Nevada, (Primecap), concerning the acquisition of Primecap’s option (the “Option”), to acquire a 100% interest in the Risaldo La Golondrina D14-082 mineral property located in Narino, Colombia (the “Property”). Primecap had been granted the Option by Nueva California S.A., of Medellin, Colombia, pursuant to the terms and conditions of a Heads of Agreement dated August 23, 2004 (the “HOA”).

The Definitive Agreement provides for the assignment of the Option for the following consideration:

a.	Payment of US$150,000, payable on or before March 15, 2006 and upon execution of the Definitive Agreement; and
b.

The issuance of 2,500,000 common shares in the capital stock of the Company, subject to applicable trading restrictions, to Nueva California which will be issued either contemporaneous with the payment of US$150,000 or within 14 days of the execution of a Definitive Agreement, whichever is the earlier.

In addition, the Company will assume Primecap’s financial obligations under the HOA.

The Company wishes to announce further the appointment of Duncan Bain, of London, Ontario, to its Board of directors, and the appointment of James Sikora, a current director, as its President. Donald Axent, the Company’s current President, has decided to resign as both the Company’s President and a director.

Mr. Sikora’s full time duties will be the management and supervision of the mineral exploration and development programs to be carried out on the Property. Mr. Sikora is also a director, officer and principal shareholder of Nueva California and Primecap.

Mr. Bain holds a P.Geol designation, is a fellow of the Geological Association of Canada and is a member of the Prospectors and Developers Association of Canada. Mr. Bain will assist Mr. Sikora in implementing the present and future phases of exploration on the Property. In addition, Mr. Bain will assist in the identification and acquisition of future properties of merit in Colombia.

About the Golondrina Gold-Silver Project

The Golondrina Gold-Silver Project is located in the Municipality of Los Andes Sotomayor, Department of Narinõ, in the southwest part of the state of Colombia, South America. The property is underlain by Dagua Group fine-grained layered qaurtzites (siliceous clastic sediments) of Cretaceous age. These contain minor basalt flows and diabase dikes of the same age. Intruded into these sediments is a small (2 km X 0.5 km) biotite-hornblende tonalite body of Tertiary age. It is associated with the larger Vergel Stock, which is found 7 kilometres to the NW. The intrusion has a 100 m wide hornfelsed contact aureole against the sediments.

Mineralization on the Golondrina Project is confined to milky white quartz veins which contain disseminated sulpides. These sulphides include pyrite, chalcopyrite (copper) and galena (lead). Vein widths range between 5 and 50 cm.

Historically individual veins have been mined for their high-grade precious metals, which have ranged up to 100 g/tonne gold. This has been done by selecting small amounts of probable gold enrichment.

About Tao Minerals Ltd.

Tao Minerals Ltd. was recently listed for trading on the OTC BB and its primary objectives are to be active in the mineral exploration industry. In order to increase shareholders’ equity value the Company plans to identify, acquire and explore additional mineral properties of merit with a view to eventually discovering mineral deposits economically feasible for exploitation.

Safe harbor for Forward-Looking Statements:

Except for statements of historical fact, the information presented herein constitutes forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements involve known and unknown risks, uncertainties and other factors which may cause the actual results, performance or achievements of the company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. Such factors include general economic and business conditions, the ability to acquire and develop specific projects, the ability to fund operations and changes in consumer and business consumption habits and other factors over which Tao Minerals Ltd. has little or no control.

ON BEHALF OF THE BOARD

Don Axent (President)

Contact:

Telephone: (807) 344 2644

Facsimile:	(807) 344 2412